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                                                                    EXHIBIT 21.1

                                 Subsidiaries

LHS Holding Germany GmbH

LHS Verwaltungs GmbH

LHS Verwaltungs GmbH & Co. Projekt KG zur Durcfuhrung

LHS AG

LHS Nordic AB

LHS France S.A.

LHS Asia/Pacific Sdn Bhd

LHS Hong Kong Limited

LHS Communications Systems, Inc.

LHS do Brazil Ltda.